Exhibit 99.1

Charlton Aria Acquisition Corporation Announces Extension of the Deadline for an Initial Business Combination

Wilmington, DE, April 27, 2026 (GLOBE NEWSWIRE) -- Charlton Aria Acquisition Corporation (Nasdaq: CHARU), a Cayman Islands exempted company (the “Company”) today announced that on April 24, 2026, ST Sponsor II Limited (the “Sponsor”) of the Company deposited $850,000 into the trust account, as a result of which, the Company has until July 25, 2026 to complete its initial business combination (the “Extension”).

Pursuant to the Second Amended and Restated Memorandum and Articles of Association of the Company, the Company had until April 25, 2026, or 18 months from the consummation of its initial public company to consummate its initial business combination, provided that the Company may, but is not obligated to, extend the period of time to consummate an initial business combination two times by an additional three months each time if the Sponsor and/or its designees deposit into the trust account $850,000 for each three months extension, for an aggregate of up to $1,700,000.

About Charlton Aria Acquisition Corporation

Charlton Aria Acquisition Corporation is a blank check company incorporated in the Cayman Islands as an exempted company with limited liability for the purpose of effecting into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information:

Charlton Aria Acquisition Corp.

Mr. Jung Min Lee
Chairman, Chief Executive Officer, and Director
221 W 9th St #848
Wilmington, DE 19801
Email: jmlee@charltonaria.com